Exhibit 99.1

NEWS RELEASE

For Release:        Immediately

Contact:         Frank Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES REPORTS Q3 RESULTS

Calhoun, Georgia, October 29, 2020 - Mohawk Industries, Inc. (NYSE: MHK) today announced a 2020 third quarter net profit of $205 million and diluted earnings per share (EPS) of $2.87. Adjusted net earnings were $233 million, and EPS was $3.26, excluding restructuring, acquisition and other charges. Net sales for the third quarter of 2020 were $2.6 billion, an increase of 2% as reported and on a constant currency basis. For the third quarter of 2019, net sales were $2.5 billion, net earnings were $156 million and EPS was $2.15, adjusted net earnings were $199 million, and EPS was $2.75, excluding restructuring, acquisition and other charges.
For the nine months ending September 26, 2020, net earnings and EPS were $267 million and $3.75, respectively. Net earnings excluding restructuring, acquisition and other charges were $379 million and EPS was $5.31. For the 2020 nine-month period, net sales were $6.9 billion, a decrease of 8% versus prior year as reported or 7% on a constant currency and days basis. For the nine-month period ending September 28, 2019, net sales were $7.5 billion, net earnings were $480 million and EPS was $6.61; excluding restructuring, acquisition and other charges, net earnings and EPS were $564 million and $7.77.

As previously disclosed, Mohawk received subpoenas from the U.S. Department of Justice and the Securities and Exchange Commission relating to allegations in a class action suit against Mohawk. With the assistance of outside legal counsel, the Company’s Audit Committee completed a thorough internal investigation into these allegations of wrong doing and concluded that the allegations are without merit. The Company is cooperating fully with the ongoing governmental investigations and will continue to vigorously defend against the lawsuit, which the Company does not believe has merit.
Commenting on Mohawk Industries’ third quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Our results in the period significantly exceeded our expectations, with sales recovering and operating income substantially increasing above last year’s levels. Under continued pandemic conditions, people all over the world are spending more time in their homes and working remotely. Globally, this trend is increasing investments in home remodeling as well as driving new home purchases.
“All of our businesses and geographies were stronger due to higher demand and customers increasing inventory in our distribution channels. Flooring Rest of the World delivered the strongest results in the quarter as our northern European, Russian and Australian businesses were less impacted by the pandemic. Our Global Ceramic and Flooring North America segments also improved substantially while being more affected by COVID and postponed commercial projects. Our laminate, LVT and sheet vinyl outperformed our other categories, and our new plants improved their output and efficiencies. Fluctuations in worldwide exchange rates negatively impacted our EBIT by about $7 million, with declines in most currencies offsetting the strengthening Euro.”

During the period, demand for our products exceeded our production, and inventory declined by about $80 million, as we ramped up plants across the world. Our increase in manufacturing in the period was limited by challenges with hiring, training and capacity. To cover higher operating, material and logistics costs, we have announced selective price increases in some markets and product categories. We have made significant progress on our previously announced restructuring actions and are in line with our planned schedule and savings estimates. In response to higher demand levels, we have postponed some restructuring projects while we assess future conditions.
As our business responded to the COVID crisis, our focus has remained on keeping our employees safe. Throughout our offices, operations and distribution systems, we have implemented procedures that exceed public health guidelines. We are tracking all identified COVID cases, testing all contacts and successfully containing the spread within our global operations. Throughout the pandemic, our people have collaborated to protect each other and support our customers around the world.
In the second quarter, we took advantage of the favorable rate environment to pay off $1.1 billion of short-term debt and prefund our future long-term maturities. In the third quarter, we generated about $530 million of cash, bringing our cash and short-term investments to approximately $1.2 billion at the end of the period. We will pursue additional investment opportunities, including internal growth, acquisitions and stock purchases as the pandemic and economies improve. We believe our stock represents an attractive investment and our Board of Directors recently approved a plan to repurchase $500 million of company stock.

For the quarter, our Global Ceramic Segment sales declined 1% as reported and increased 2% on a constant currency and days basis. The segment had an operating margin of 8% as reported and 10% excluding restructuring cost. Operating income decreased by 11% as reported versus prior year and increased by 11%, excluding restructuring charges, primarily due to productivity, increased volume and lower energy cost partially offset by unfavorable price and mix. All of our ceramic businesses improved substantially in the third quarter with low inventories limiting both our sales and service. Most of our plants have staffed up to run all of their capacity to meet present demand and increase inventories in the fourth quarter. In the U.S., we are seeing increased traffic in our showrooms and galleries as well as at our customers’ retail shops. We have shifted sales focus from commercial to new home construction, which is expected to increase through next year. Commercial sales improved from the prior period but are still lagging. We have announced price increases to cover higher freight and operations costs. Our quartz countertop plant is performing as planned, and we are increasing our higher styled veined collections to improve our mix. We closed two tile manufacturing facilities and consolidated distribution points. We have also reduced SG&A and labor costs and discontinued lower performing products. Our plants in Mexico are operating near capacity to reduce order backlogs, running shorter production quantities and optimizing our SKU offering. Our Brazilian ceramic business had the best quarter in its history with significant growth in both its domestic and export markets. To offset rising inflation, we have announced a price increase that will go into effect later this year. Our European ceramic business delivered strong results in the period as residential sales improved and inventories in the channel were replenished. Increased pricing pressures during the period were offset by higher volumes and productivity, lower inputs and SG&A leverage. In Russia, our ceramic business recovered and is performing better than last year, driven by strong results in new construction and increased sales in our owned retail stores.

During the quarter, our Flooring North America Segment’s sales decreased 2% as reported with an operating margin of approximately 8%. The year-over-year decrease in operating income, excluding restructuring charges, was primarily due to lower volume and unfavorable price and mix, partially offset by strengthening productivity and lower raw material cost. The segment’s performance improved substantially from the prior period as residential channels strengthen offset by continued weakness in Commercial. Our restructuring programs are progressing and achieving the expected cost savings in manufacturing, logistics and SG&A. Our residential carpet business improved with retail remodeling and polyester products outperforming. To cover higher costs, we are implementing price increases in the market. Our rug sales increased as consumers used them as an easy way to update their home décor. During the period, laminate had strong growth, with expanding distribution and sales in all channels. To increase our laminate production and provide new features, we are installing a new line that should begin production in the fourth quarter of next year. Sales of our residential LVT collections continued to expand at a rapid pace, with rigid products increasing their share and our new product launches improving our mix. To offset higher tariffs on our sourced collections, we implemented price increases in the period. Our sheet vinyl collections continue to take market share, and our costs in the category improved due to greater efficiencies.

For the quarter, our Flooring Rest of the World Segment’s sales increased 13% as reported and 10% on a constant currency basis. The segment’s operating income grew 56% with a margin of 19% as reported due to strengthening volume and productivity as well as favorable material costs partially offset by unfavorable price and mix. During the period, the segment outperformed since the majority of its sales are in northern Europe, where commerce was less affected by the pandemic and has less participation in commercial end markets. Our laminate sales growth was limited by manufacturing capacity in Europe and we began shipping product from Russia to support higher demand. Our strong brands, industry-leading innovations, and our differentiated products are improving our mix. During the quarter, sales of our LVT collections grew the most as our production levels, efficiencies and costs improved as we anticipated. We expect our LVT productivity and cost to continue improving as we expand the utilization of our operations and enhance our material yields and efficiencies. In the fourth quarter, we will begin shipping our next generation of rigid LVT products with new features that will strengthen our market position. Our sheet vinyl provides the best flooring value in the market place, and our sales increased as our retail customers re-opened. Raw material costs for LVT and sheet vinyl are increasing, and we have announced a price increase to offset. Our Russian sheet vinyl plant performed well with higher utilization and margins. We completed the consolidation of our wood manufacturing operations in Malaysia and significantly reduced our cost. Our boards and insulation products rebounded after our markets re-opened, and we announced price increases to compensate for rising raw material prices. Our Australia and New Zealand businesses recovered with strong sales growth, improved product margins and the success of our updated product offering. Godfrey Hirst is well positioned with its strong brands and products in both carpet and hard surfaces.

We enter the fourth quarter with improved sales and margin trends and have a solid order backlog across the enterprise. Residential remodeling and new home construction are forecasted to remain strong as the pandemic has transformed our living spaces into schools and offices and as participation in other activities has fallen. The fourth quarter is slower for our industry due to normal seasonality, and we expect lower growth in channel inventory levels. Our higher margin commercial business will continue to be slow, with completed projects likely to outpace new starts. We anticipate service improving with our inventories rising as production levels exceed sales. We are implementing our restructuring plans and are on track to reduce costs as expected. Our visibility continues to be limited by many uncertainties, including how government restrictions and demand will evolve. Assuming that the current economic trends continue, we anticipate our fourth quarter EPS to be $2.75 to $2.87, with a non-recurring tax rate of approximately 5% for the period.
Our businesses have responded effectively to the Covid crisis, changing government restrictions and varying market conditions. Residential remodeling and new construction are expected to improve next year. The commercial business should increase from its present low levels as economies recover going forward. Our strong balance sheet, cash generation and liquidity will allow us to move from a defensive posture to a more aggressive growth strategy.

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, October 30, 2020, at 11:00 AM Eastern Time

The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 8291468. A replay will be available until November 30, 2020, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 8291468

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net sales	$2,574,870	2,519,185	6,910,433	7,546,160
Cost of sales	1,868,671	1,827,494	5,217,827	5,492,924
Gross profit	706,199	691,691	1,692,606	2,053,236
Selling, general and administrative expenses	443,455	451,471	1,339,338	1,380,826
Operating income	262,744	240,220	353,268	672,410
Interest expense	14,854	9,316	36,481	30,310
Other (income) expense, net	(726)	52,713	5,990	45,929
Earnings before income taxes	248,616	178,191	310,797	596,171
Income tax expense	43,163	22,522	43,467	116,273
Net earnings including noncontrolling interest	205,453	155,669	267,330	479,898
Net income (loss) attributable to noncontrolling interest	336	151	(44)	354
Net earnings attributable to Mohawk Industries, Inc.	$205,117	155,518	267,374	479,544

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$2.88	2.16	3.76	6.63
Weighted-average common shares outstanding - basic	71,197	72,106	71,190	72,302

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$2.87	2.15	3.75	6.61
Weighted-average common shares outstanding - diluted	71,378	72,392	71,362	72,578

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$598,499	411,761	1,361,994	978,086
Less: Capital expenditures	69,143	124,555	265,414	405,614
Free cash flow	$529,356	287,206	1,096,580	572,472

Depreciation and amortization	$151,342	144,920	450,952	422,693

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	September 26, 2020	September 28, 2019
ASSETS
Current assets:
Cash and cash equivalents	$781,238	111,303
Short-term investments	407,784	45,000
Receivables, net	1,710,961	1,787,158
Inventories	1,841,973	2,337,952
Prepaid expenses and other current assets	410,031	446,367
Total current assets	5,151,987	4,727,780
Property, plant and equipment, net	4,405,243	4,600,630
Right of use operating lease assets	303,050	334,083
Goodwill	2,574,641	2,519,214
Intangible assets, net	918,778	916,953
Deferred income taxes and other non-current assets	430,515	294,102
Total assets	$13,784,214	13,392,762
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and commercial paper	$356,130	1,273,158
Accounts payable and accrued expenses	1,933,206	1,738,859
Current operating lease liabilities	97,778	102,682
Total current liabilities	2,387,114	3,114,699
Long-term debt, less current portion	2,282,781	1,483,581
Non-current operating lease liabilities	214,654	238,560
Deferred income taxes and other long-term liabilities	732,596	790,643
Total liabilities	5,617,145	5,627,483
Total stockholders' equity	8,167,069	7,765,279
Total liabilities and stockholders' equity	$13,784,214	13,392,762

Segment Information	Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019

Net sales:
Global Ceramic	$911,303	916,422	2,513,088	2,772,805
Flooring NA	982,292	1,001,908	2,630,710	2,907,327
Flooring ROW	681,275	600,855	1,766,635	1,866,028
Consolidated net sales	$2,574,870	2,519,185	6,910,433	7,546,160

Operating income (loss):
Global Ceramic	$73,998	83,305	88,166	283,571
Flooring NA	74,313	82,768	65,035	148,010
Flooring ROW	129,135	82,988	234,429	272,071
Corporate and intersegment eliminations	(14,702)	(8,841)	(34,362)	(31,242)
Consolidated operating income (a)	$262,744	240,220	353,268	672,410

Assets:
Global Ceramic			$5,111,492	5,385,279
Flooring NA			3,626,339	4,020,205
Flooring ROW			3,928,243	3,736,296
Corporate and intersegment eliminations			1,118,140	250,982
Consolidated assets			$13,784,214	13,392,762
(a)During the second quarter of 2020, the Company revised the methodology it uses to estimate and allocate corporate general and administrative expenses to its operating segments to better align usage of corporate resources allocated to the Company segments. The updated allocation methodology had no impact on the Company’s consolidated statements of operations. This change was applied retrospectively, and segment operating income for all comparative periods has been updated to reflect this change.

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net earnings attributable to Mohawk Industries, Inc.	$205,117	155,518	267,374	479,544
Adjusting items:
Restructuring, acquisition and integration-related and other costs	32,359	1,542	144,683	49,877
Acquisitions purchase accounting, including inventory step-up	—	—	—	3,716
Impairment of net investment in a manufacturer and distributor of Ceramic tile in China (1)	—	65,172	—	65,172
Release of indemnification asset	(191)	(659)	(249)	(659)
Income taxes - reversal of uncertain tax position	191	659	249	659
Income taxes	(4,533)	(22,807)	(33,393)	(34,660)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$232,943	199,425	378,664	563,649

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.26	2.75	5.31	7.77
Weighted-average common shares outstanding - diluted	71,378	72,392	71,362	72,578
(1)In September 2019, the US commerce department imposed a 104% countervailing duty on top of the 25% general tariffs on all ceramic produced in China. As a consequence, ceramic purchases from China would dramatically decline and Mohawk took a $65 million write off to our investment in a Chinese manufacturer and distributor.

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
September 26, 2020
Current portion of long-term debt and commercial paper	$356,130
Long-term debt, less current portion	2,282,781
Total debt	2,638,911
Less: Cash and cash equivalents	781,238
Net Debt	1,857,673
Less: Short-term investments	407,784
Net debt less short-term investments	$1,449,889

Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	December 31, 2019	March 28 2020	June 27, 2020	September 26, 2020	September 26, 2020
Operating income (loss)	$154,814	151,483	(60,958)	262,744	508,083
Other (expense) income	9,522	(5,679)	(1,037)	726	3,532
Net (income) loss attributable to noncontrolling interest	(6)	49	331	(336)	38
Depreciation and amortization(1)	153,759	145,516	154,094	151,342	604,711
EBITDA	318,089	291,369	92,430	414,476	1,116,364
Restructuring, acquisition and integration-related and other costs	49,802	10,376	91,963	27,116	179,257
Impairment of net investment in a manufacturer and distributor of Ceramic tile in China	(5,226)	—	—	—	(5,226)
Acquisitions purchase accounting, including inventory step-up	222	—	—	—	222
Release of indemnification asset	603	(35)	(23)	(191)	354
Adjusted EBITDA	$363,490	301,710	184,370	441,401	1,290,971

Net Debt less short-term investments to Adjusted EBITDA					1.1

(1) Includes $1,589 of non-gaap depreciation in Q1 2020 with $8,395 in Q2 2020 and $5,243 in Q3 2020.

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net sales	$2,574,870	2,519,185	6,910,433	7,546,160
Adjustment to net sales on constant shipping days	(2,242)	—	35,247	—
Adjustment to net sales on a constant exchange rate	1,695	—	76,245	—
Net sales on a constant exchange rate and constant shipping days	$2,574,323	2,519,185	7,021,925	7,546,160

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Global Ceramic	September 26, 2020	September 28, 2019
Net sales	$911,303	916,422
Adjustment to net sales on constant shipping days	(2,242)	—
Adjustment to segment net sales on a constant exchange rate	23,026	—
Segment net sales on a constant exchange rate and constant shipping days	$932,087	916,422

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Flooring ROW	September 26, 2020	September 28, 2019
Net sales	$681,275	600,855
Adjustment to segment net sales on a constant exchange rate	(21,331)	—
Segment net sales on a constant exchange rate	$659,944	600,855

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	September 26, 2020	September 28, 2019
Gross Profit	$706,199	691,691
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	23,585	7,464
Adjusted gross profit	$729,784	699,155

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	September 26, 2020	September 28, 2019
Selling, general and administrative expenses	$443,455	451,471
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(8,764)	(2,051)
Release of indemnification asset	—	(246)
Adjusted selling, general and administrative expenses	$434,691	449,174

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	September 26, 2020	September 28, 2019
Operating income	$262,744	240,220
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	32,349	9,515
Release of indemnification asset	—	246
Adjusted operating income	$295,093	249,981

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	September 26, 2020	September 28, 2019
Operating income	$73,998	83,305
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	20,129	1,167
Adjusted segment operating income	$94,127	84,472

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	September 26, 2020	September 28, 2019
Operating income	$74,313	82,768
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	5,953	4,095
Adjusted segment operating income	$80,266	86,863

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	September 26, 2020	September 28, 2019
Operating income	$129,135	82,988
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	2,019	4,435
Adjusted segment operating income	$131,154	87,423

Reconciliation of Segment Operating (Loss) to Adjusted Segment Operating (Loss)
(Amounts in thousands)
	Three Months Ended
Corporate and intersegment eliminations	September 26, 2020	September 28, 2019
Operating (loss)	$(14,702)	(8,841)
Adjustments to segment operating (loss):
Restructuring, acquisition and integration-related and other costs	4,248	65
Adjusted segment operating (loss)	$(10,454)	(8,776)

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	September 26, 2020	September 28, 2019
Earnings before income taxes	$248,616	178,191
Noncontrolling interests	(336)	(151)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	32,359	1,542
Impairment of net investment in a manufacturer and distributor of Ceramic tile in China	—	65,172
Release of indemnification asset	(191)	(659)
Adjusted earnings including noncontrolling interests before income taxes	$280,448	244,095

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	September 26, 2020	September 28, 2019
Income tax expense	$43,163	22,522
Income taxes - reversal of uncertain tax position	(191)	(659)
Income tax effect of adjusting items	4,533	22,807
Adjusted income tax expense	$47,505	44,670

Adjusted income tax rate	16.9%	18.3%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.